Exhibit 23.1

Consent of Independent Registered Public Accounting Firm

We consent to the incorporation by reference in the Registration Statement (Form S-8) pertaining to the 2013 Stock Incentive Plan and the 2019 Inducement Stock Incentive Plan of IVERIC bio, Inc., of our reports dated February 24, 2022, with respect to the consolidated financial statements of IVERIC bio, Inc. and the effectiveness of internal control over financial reporting of IVERIC bio, Inc. included in its Annual Report (Form 10-K) for the year ended December 31, 2021, filed with the Securities and Exchange Commission.

/s/ Ernst & Young LLP

Iselin, New Jersey

February 24, 2022